EXHIBIT 18
December 16, 2008
Board of Directors
Finisar Corporation
Dear Sirs:
Note 9 of to the condensed consolidated financial statements of Finisar Corporation included in its Form 10-Q for the three- and six-month periods ended November 2, 2008 describes a change in the method of accounting for patent application related costs to expensing such costs as incurred from capitalizing and amortizing such costs on a straight-line basis over the estimated economic life of the underlying technologies. There are no authoritative criteria for determining a “preferable” method to account for patent application related costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to April 30, 2008, and, therefore, we do not express any opinion on any financial statements of Finisar Corporation subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP